SKYWORKS SOLUTIONS, INC.
PERFORMANCE SHARE AGREEMENT

INDUCEMENT GRANT
PURSUANT TO NASDAQ STOCK MARKET RULE 5635(C)(4)

Date (the “Grant Date”):
Name (the “Participant”):
Award (the “Award”): performance shares
AGREEMENT made on the Grant Date, between Skyworks Solutions, Inc., a Delaware corporation (the “Company”), and the Participant.
The Award is granted to the Participant pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4), and not pursuant to the Company’s Second Amended and Restated 2015 Long-Term Incentive Plan (the “Plan”) or any other equity incentive plan of the Company, as an inducement that is material to the Participant’s employment with the Company. Notwithstanding that the Award is not granted under the Plan, certain defined terms used herein shall have the meaning set forth in the Plan and certain provisions of the Plan shall apply as if the Award were granted under the Plan, in each case as noted herein.
For good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:
1.Grant of Award.
This Performance Share Agreement (the “Agreement”) evidences the grant by the Company on the Grant Date to the Participant of the Award. Each performance share represents the right to receive such number of shares of the common stock, $0.25 par value per share, of the Company (“Common Stock”) as determined in accordance with the terms set forth in Exhibit A to this Agreement. The shares of Common Stock that are issuable upon, and to the extent of, the achievement of the Performance Goals are referred to in this Agreement as “Shares.” No Shares shall be issued by the Company and delivered to the Participant unless, and until, all conditions set forth herein for such issuance and delivery are met, including but not limited to the achievement of an applicable Performance Goal. If the Participant does not accept this Award during the period beginning with the Grant Date and ending on the day that is two (2) business days prior to the first applicable vesting date, as set forth in Exhibit A, then the Award will be forfeited immediately following such period and the Participant will have no further rights with respect to the Award or any Shares issuable thereunder.
2.Earning Shares; Forfeiture.
(a)Shares shall be deemed earned if, and to the extent, the applicable Performance Goal is satisfied as of the applicable Measurement Date set forth in Exhibit A. If the applicable Performance Goal is not met as of the applicable Measurement Date, the Company shall have no obligation to issue the portion of the Shares allocable to such Performance Goal, and this Award shall be forfeited with respect thereto.
(b)Notwithstanding the foregoing, if the Participant’s employment with the Company terminates for any reason prior to the applicable vesting date, as set forth in Exhibit A, the Company shall have no obligation to issue any Shares (or any earned but unissued Shares, if applicable) to the Participant under this Agreement and this Award shall be forfeited, except as otherwise expressly provided in this Agreement (including Exhibit A) or, solely to the extent set forth in Exhibit A, in the Change in Control / Severance Agreement between the Participant and the Company (the “CIC / Severance Agreement”). The Company shall have the sole discretion to define what constitutes providing active services for vesting purposes (including whether the Participant may still be considered to be providing services while on a leave of absence in accordance with the Company’s leave policies).
3.Issuance of Shares.
(a)Subject to the provisions of the Agreement, the number of Shares issued to the Participant shall be determined under Exhibit A and such Shares, if any, shall be issued to the Participant within 30 days of the applicable vesting date, or such other date as provided in Exhibit A, as applicable.
(b)The Company shall not be obligated to issue and deliver the Shares to the Participant within 30 days of the applicable vesting date, or on any other date as provided in Exhibit A, unless the issuance and delivery of the Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.
4.Restrictions on Transfer.
Except as otherwise determined by the Board of Directors of the Company (the “Board”), the Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise, the Award or the Shares subject to the Award (until such Shares have been issued upon vesting of the Award pursuant to Section 3(a) hereof), or any interest therein, except by will or the laws of descent and distribution. References to the Participant, to the extent relevant in the context, shall include references to authorized transferees.
5.Dividend and Other Shareholder Rights.
Neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the performance shares granted hereunder until the Shares have been issued by the Company and delivered to the Participant.
6.Withholding Taxes; No Section 83(b) Election.
(a)The Company shall have the authority and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including applicable income and payroll taxes) required by law to be withheld with respect to any taxable event concerning the Participant arising as a result of the Award. On the date that Shares are to be issued upon vesting of the Award pursuant to Section 3 hereof, the Company shall automatically, and without any action or election by the Participant, withhold a number of Shares having a Fair Market Value (as defined in the Plan) on such date equal to the amount sufficient to satisfy the taxes required by law to be withheld, based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income; provided, however, that if the Participant is permitted by the Board to elect to use a higher withholding rate, the number of Shares withheld shall be based on such higher withholding rate.

(b)The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986 may be filed with respect to this Award or the Shares issued hereunder.
7.General.
(a)Administration. The Award shall be administered by the Board or, to the extent such authority is delegated by the Board to the Committee (as defined in the Plan), such Committee. The Board shall have the authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Award as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Award in the manner and to the extent it shall deem expedient to carry the Award into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in its sole discretion and shall be final and binding on all persons having or claiming any interest in the Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Award made in good faith. References to the Board herein shall include the Committee to the extent that the Board has delegated authority to administer the Award to the Committee.
(b)Changes in Capitalization/ Reorganization Events. The provisions of Section 10 of the Plan related to changes in capitalization and Reorganization Events (as defined in the Plan) shall apply to this Award.
(c)Amendment; Acceleration. The Board may amend, modify or terminate the Award, including but not limited to, substituting therefor another award of the same or a different type and changing the date of realization, provided that the Participant’s consent to such action shall be required unless the Board determines that such action, taking into account any related action, would not materially and adversely affect the Participant. The Board may at any time provide that the Award shall become immediately free from some or all restrictions and conditions or otherwise become realizable in whole or in part.
8.Miscellaneous.
(a)No Advice Regarding Grant. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan. The Participant acknowledges and agrees that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
(b)No Rights to Employment. The Participant acknowledges and agrees that his or her right to receive Shares pursuant to Section 2 hereof is triggered only by the achievement by the Company of the Performance Goal(s), continuing to provide active service to the Company until the Board has made a determination that such Performance Goal(s) has (have) been achieved and the satisfaction of any continuing service requirements set forth in Exhibit A. The Participant further acknowledges and agrees that the transactions contemplated hereunder and the Performance Goals set forth herein do not constitute an express or implied promise of continued engagement as an employee for the Performance Period, for any period, or at all.
(c)Clawback Policy. By accepting this Award, the Participant acknowledges and agrees that this Award is subject to the provisions of any compensation clawback or recovery policy that the Company has in effect or may adopt in the future. The Participant agrees that in the event it is determined in accordance with any such policy that any compensation or compensatory award granted, earned or paid to the Participant under this Award must be forfeited or reimbursed to the Company, the Participant will promptly take any action necessary to effectuate such forfeiture and/or reimbursement.

(d)Invention Assignment. The Participant agrees that he or she will promptly disclose to the Company any invention or discovery, whether or not patentable (hereafter termed “invention” or “inventions”) that he or she makes or conceives, or first actually reduces to practice, solely or jointly with others, during the Participant’s employment, and which at the time of disclosure to the Company or at the time of making or conceiving, or first actually reducing to practice (a) results from or is related to any assignments given to or assumed by the Participant, or (b) is subject to any contractual obligation of the Company to a third party, or (c) utilized the time, equipment, supplies, facilities, or trade secret information of the Company, or (d) pertains to any actual or anticipated Company work, product, research, business activity, or any logical extension thereof, and the Participant will assign and does hereby assign to the Company the Participant’s entire right, title and interest (domestic and foreign and including all rights under the International Convention for the Protection of Industrial Property) in all such inventions, subject to the requirements of law, and without further compensation or award of any kind to the Participant from the Company, or any customer.
(e)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(f)Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board.
(g)Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.
(h)Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.
(i)Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
(j)Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of Delaware.
(k)Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.
(l)Section 409A. This Agreement is intended to be exempt from, or compliant with, Section 409A and shall be interpreted and construed consistently therewith. If and to the extent (A) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Award in connection with the Participant’s Termination of Service constitutes “nonqualified deferred compensation” within the meaning of Section 409A, and (B) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code (as defined in the Plan), in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that to be bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. Notwithstanding anything herein to the contrary, in no event shall the Company have any liability to the Participant or to any other person in the event that the Agreement is determined to not be exempt from or compliant with Section 409A.
(m)Unfunded Rights. The right of the Participant to receive Shares pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
Skyworks Solutions, Inc.
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Participant (Signature):____________________
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